Exhibit 10.21

Alaska Communications Systems Group, Inc.
Executive Cash Incentive

On April 11, 2005, the Compensation and Personnel Committee of the Board of Directors approved an Equity Incentive Program comprising an annual performance program for all non-represented employees and an equity-based long term incentive program (“LTIP”) for executives within the scope of the Company’s existing 1999 Stock Incentive Plan. These programs provide performance accelerated restricted stock vesting in five years with accelerated vesting at three years if certain three-year cumulative objectives that impact free cash flow are met.